Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 10, 2005, with respect to the consolidated financial statements and financial schedule of INTAC International, Inc. and management’s assessment on the effectiveness of internal control over the financial reporting for the nine months ended September 30, 2005 and the consolidated financial statements and schedule for the years ended December 31, 2004 and 2003 appearing in the Annual Report on Form 10-K of INTAC International, Inc.

We also consent to the reference to us and of our reports dated November 10, 2005 under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ KBA Group LLP
Dallas, Texas
May 26, 2006